SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 Or 15(d) of

The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): December 16, 2004

Gateway, Inc.

(Exact Name of Registrant as Specified in Charter)

Delaware

(State or Other Jurisdiction of Incorporation)

0-22784	42-1249184
(Commission File Number)	(IRS Employer Identification No.)

7565 Irvine Center Drive, Irvine, CA	92678
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (949) 471-7000

None

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02 Unregistered Sales of Equity Securities

On December 16, 2004, Gateway, Inc. (“Gateway”) entered into a definitive agreement to offer and sell $137.5 million aggregate principal amount of 1.50% Senior Convertible Notes due 2009 and $137.5 million aggregate principal amount of 2.00% Senior Convertible Notes due 2011 in a private placement to qualified institutional buyers pursuant to the exemptions from the registration requirements of the Securities Act of 1933, as amended (the “Act”), afforded by Section 4(2) of the Act and Rule 144A under the Act. In addition, Gateway has granted the initial purchasers of the notes an option to purchase up to an additional $12.5 million aggregate principal amount of each series of the notes. Holders of the notes of each series may convert the notes into shares of Gateway common stock initially at a conversion rate of 115.8749 shares per $1,000 principal amount of notes of each series (representing an initial conversion price of approximately $8.63 per share of common stock), subject to adjustment, prior to the close of business on the business day immediately prior to the applicable series’ final maturity date. The offering will generate aggregate proceeds of $275 million ($300 million if the initial purchasers exercise in full their option to purchase additional notes). Aggregate estimated offering expenses in connection with the transaction, including initial purchasers’ discounts and commissions, will be approximately $8.3 million ($9.0 million if the initial purchasers exercise in full their option to purchase additional notes). The offering is expected to close on December 21, 2004.

Item 8.01 Other Events

On December 16, 2004, Gateway issued a press release with respect to the foregoing transaction. A copy of the press release is filed as Exhibit 99 to this report and is incorporated in this report by reference.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

99	Press Release issued by Gateway on December 16, 2004 announcing the pricing of its 1.50% Senior Convertible Notes due 2009 and 2.00% Senior Convertible Notes due 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GATEWAY, INC.

Date: December 17, 2004	By:	/s/ Michael R. Tyler
	Name:	Michael R. Tyler
	Title:	Vice President and General Counsel

EXHIBIT INDEX

Exhibit Number	Description
99	Press Release issued by Gateway on December 16, 2004 announcing the pricing of its 1.50% Senior Convertible Notes due 2009 and 2.00% Senior Convertible Notes due 2011.